Exhibit 99.1

National Dentex Corporation Announces 3-for-2 Stock Split

    WAYLAND, Mass.--(BUSINESS WIRE)--Dec. 10, 2004--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced that its Board of Directors has declared a three-for-two (3-for-2) stock split on its common stock in the form of a stock dividend. As a result of the stock split, stockholders will receive one additional share of common stock for each two shares held on the record date of December 20, 2004. The payment date will be December 31, 2004. National Dentex's common stock will begin trading on the Nasdaq National Market on a split-adjusted basis on January 3, 2005.
    The primary purpose of the stock split is to provide greater liquidity and wider distribution for stockholders and to allow the stock to be more accessible and attractive to a broader range of investors. The stock split will increase the number of shares of common stock outstanding from approximately 3.5 million shares to approximately 5.25 million shares.
    In lieu of any fractional shares to which a holder of common stock would otherwise be entitled as a result of the stock split, National Dentex shall pay cash equal to such fraction multiplied by the average of the high and low trading prices of the common stock on the Nasdaq National Market during regular trading hours for the five trading days immediately preceding December 31, 2004, which the Board of Directors has determined to be equal to the fair market value of the common stock on the payment date.
    In announcing the stock split, David L. Brown, President and CEO, said: "National Dentex is pleased to announce its first-ever stock split. We believe that the decision taken by our Board of Directors in this regard will help to increase our profile with investors, increase the liquidity of our common stock, and make it a more attractive investment opportunity for a wider group of investors. We believe that this will help better position us as we move into the new year."

    About National Dentex

    National Dentex Corporation serves an active customer base of over 20,000 dentists through dental laboratories located in 29 states.
National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns and fixed bridges, and other dental specialties.

    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding our future performance and opportunities, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating and financial results include the timing, duration and effects of adverse changes in overall economic conditions, the Company's ability to acquire and successfully operate additional laboratories, governmental regulation of health care, trends in the dental industry towards managed care, increases in labor, benefits and material costs, product development risks, technological innovations, and other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission.

    CONTACT: National Dentex Corporation
             Vice President, Treasurer & CFO
             Richard F. Becker, 508-358 - 4422